Roper Industries, Inc.

Contact Information:
Chris Hix
Director of Investor Relations
+1 (770) 495-5100
investor-relations@roperind.com

FOR IMMEDIATE RELEASE

Roper Industries Achieves Record Performance in the Third Quarter

Sales Increase 40%; Net Earnings Grow 53%; Cash Flow Expands 68%

Duluth, Georgia, October 28, 2004 .... Roper Industries, Inc. (NYSE: ROP) reported record diluted earnings per share (DEPS) of $0.73 in the third quarter of 2004, as compared with $0.56 reported in the prior year period. Net earnings grew 53% to a record $27 million on record net sales of $240 million, a 40% increase. Net orders increased 53% in the quarter to $248 million.

“Our record results in the third quarter demonstrate our progress in developing our operational and strategic growth capabilities,” said Brian Jellison, Chairman, President and CEO of Roper Industries. “The Neptune business acquired at the end of 2003 continues to perform strongly. We are on pace to achieve our integration plans with the power generation business acquired from RD Tech earlier this year. Our operations posted 11% organic order growth during the third quarter. Margins have strengthened throughout the year, and cash flow performance is very strong.”

Roper reported record EBITDA of $56 million in the third quarter, 61% higher than the prior year, and EBITDA margins of 23.2%, a 320 basis point improvement. The Company converted 130% of third quarter net earnings into cash flow from operating activities, demonstrating its successful focus on cash generation. Net working capital efficiency improved sequentially from the second quarter. The Company reported $36 million of cash flow from operating activities in the third quarter, 68% higher than the prior year quarter, and continues to expect to achieve cash flow from operating activities of $150-$160 million in 2004 with record performance in the fourth quarter.

The Company expects 2004 net sales of $940-$945 million and affirmed its adjusted DEPS guidance of $2.58-$2.70, excluding inventory revaluation costs from the acquisition of Neptune Technology Group Holdings (NTGH) and any effects from the acquisition of TransCore and related financing initiatives.

Mr. Jellison said, “Over the past few years, we have accelerated our successful growth strategy with the acquisition of new growth platforms, such as Neptune and the recently announced agreement to acquire TransCore Holdings. TransCore clearly meets all of our disciplined criteria, with high levels of recurring revenue, multiple growth paths and scale advantages. The acquisition is expected to close in December, and we look forward to the TransCore team joining us.” TransCore provides technologies and related services in areas such as radio frequency identification (RFID), satellite-based communication, mobile asset tracking, security applications and comprehensive toll system and processing services.

Third Quarter Results by Segment

All comparisons are made against the year-ago period unless otherwise stated.

In the Industrial Technology segment, net sales increased 133% to $101 million in the third quarter due primarily to contributions from the Neptune acquisition and organic sales gains. Net orders increased 153%. The segment produced a record $22 million of operating profit during the quarter and an operating margin of 22%.

Third quarter net sales in the Energy Systems & Controls segment improved 3% to $43 million. Excluding sales to Gazprom, third quarter net sales increased 22% due to strong activity with oil & gas and power utility maintenance customers, and contributions from the power generation business of RD Tech acquired in this year’s second quarter. Excluding Gazprom, third quarter net orders increased 73%; the segment reported total net orders increased 27% to $48 million. The segment reported operating profit of $10 million and operating margins of 23%.

Instrumentation segment net sales grew 14% to $51 million in the third quarter, experiencing continued strength in petroleum analysis and materials testing markets. The segment earned $9 million of operating profit, and operating margins held steady at 18%. Net orders increased 22% to $55 million in the third quarter.

The Scientific & Industrial Imaging segment reported a net sales increase of 8% to $46 million, including sales of handheld instruments acquired as part of the NTGH transaction. Net orders increased 11%. The segment posted operating profit of $8 million with an 18% operating margin.

Conference Call to be Held at 10:00 AM (ET) Tomorrow

A conference call to discuss these results has been scheduled for 10:00 AM ET on Friday, October 29, 2004. The call can be accessed via webcast or by dialing (800) 289-0569 (US/Canada) or +1 (913) 981-5542, using confirmation code 880914. Webcast information and conference call materials will be made available in the “Investor Information” section of Roper’s website (www.roperind.com) prior to the start of the call. Telephonic replays will be available for up to two weeks by calling +1 (719) 457-0820 and using the passcode 880914.

Table 1: EBITDA (Millions)

	Q3 2004	Q3 2003
Net earnings	$27.4	$17.9
Interest expense	7.3	4.0
Income tax expense	10.7	8.5
Depreciation & amortization expense	10.2	4.1

EBITDA	$55.6	$34.5

Table 2: Adjusted Diluted Earnings per Share

Full Year 2004 Estimates
Diluted Earnings per Share	$2.54-$2.66
Add Back: $2.2 Million Pre-Tax Inventory
Revaluation Charge from Acquisition of NTGH	$0.04-$0.04

Adjusted Diluted Earnings per Share	$2.58-$2.70

About Roper Industries

Roper Industries is a diversified industrial growth company providing engineered products and solutions for global niche markets. Additional information about Roper Industries, including registration to receive press releases via email, is available on the Company’s website, www.roperind.com.

The information provided in this press release contains forward looking statements within the meaning of the federal securities laws. These forward looking statements include, among others, statements regarding our proposed acquisition of TransCore (the acquisition), the terms of our financing plan, the prospects for TransCore to compete in its market and achieve future growth and profit expectations, and the impact of the acquisition on our future results of operations and cash flows, and may be indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “believes” or “intends” and similar words and phrases. These statements reflect management’s current beliefs and are not guarantees of performance. They involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward looking statement. Such risks and uncertainties include our ability to complete the acquisition, secure financing on favorable terms and through the facility and issuance currently anticipated, integrate the acquisition and realize expected synergies. We also face other general risks, including further reductions in our business with Gazprom, our ability to realize cost savings from our restructuring initiatives, unfavorable changes in foreign exchange rates, difficulties associated with exports, risks associated with our international operations, difficulties in making and integrating acquisitions, risks associated with TransCore’s business, increased product liability and insurance costs, increased warranty exposure, future competition, changes in the supply of, or price for, parts and components, environmental compliance costs and liabilities, risks and cost associated with asbestos related litigation and potential write-offs of our substantial intangible assets. Important risk factors include those discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and may be discussed in subsequent filings with the SEC. You should not place undue reliance on any forward looking statements. These statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

We refer to certain non-GAAP financial measures in this press release. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures can be found within this press release.

_________________

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(Amounts in thousands)

	September 30, 2004	December 31, 2003
CURRENT ASSETS:
Cash and cash equivalents	$102,416	$70,234
Accounts receivable	169,592	150,856
Inventories	109,316	107,082
Deferred taxes	20,671	33,314
Other current assets	9,019	19,706

Total current assets	411,014	381,192

PROPERTY, PLANT AND EQUIPMENT, NET	74,189	78,461

OTHER ASSETS:
Goodwill	739,418	711,158
Other intangible assets, net	297,015	298,669
Deferred taxes	10,828	6,034
Other assets	40,674	39,481

Total other assets	1,087,935	1,055,342

TOTAL ASSETS	$1,573,138	$1,514,995

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$46,165	$45,412
Accrued liabilities	80,012	93,523
Deferred taxes	1,640	1,639
Current portion of long-term debt	20,951	20,923

Total current liabilities	148,768	161,497

NONCURRENT LIABILITIES:
Long-term debt	594,746	630,186
Deferred taxes	55,426	50,187
Other liabilities	18,692	17,344

Total liabilities	817,632	859,214

STOCKHOLDERS' EQUITY:
Common stock	383	372
Additional paid-in capital	333,516	293,402
Retained earnings	394,908	336,520
Accumulated other comprehensive earnings	49,931	48,989
Treasury stock	(23,232)	(23,502)

Total stockholders' equity	755,506	655,781

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,573,138	$1,514,995

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (unaudited)
 (Amounts in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Net sales	$240,141	$72,064	$693,215	$487,562
Cost of sales	120,570	78,894	348,191	230,504

Gross profit	119,571	93,170	345,024	257,058
Selling, general and administrative expenses	74,151	60,649	225,924	178,262

Income from operations	45,420	32,521	119,100	78,796
Interest expense	7,327	4,018	21,066	12,653
Other income/(expense)	(17)	(239)	18	(195)

Earnings from continuing operations before
income taxes	38,076	28,264	98,052	65,948
Income taxes	10,694	8,479	28,986	19,784

Earnings from continuing operations	27,382	19,785	69,066	46,164
Loss from discontinued operations, net of tax expense
of $631and $151, respectively for 2003	--	(1,912)	--	(2,822)

Net Earnings	$27,382	$17,873	$69,066	$43,342

Earnings per share:
Basic:
Earnings from continuing operations	$0.74	$0.63	$1.87	$1.47
Loss from discontinued operations	$--	(0.06)	$--	(0.09)

Net Earnings	$0.74	$0.57	$1.87	$1.38

Diluted:
Earnings from continuing operations	$0.73	$0.62	$1.84	$1.45
Loss from discontinued operations	$--	(0.06)	$--	(0.09)

Net Earnings	$0.73	$0.56	$1.84	$1.36

Weighted average common and common
equivalent shares outstanding:
Basic	37,039	31,571	36,870	31,482
Diluted	37,673	32,055	37,474	31,844

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(Amounts in thousands)

	Nine months ended September 30,
	2004	2003
Net earnings	$69,066	$43,342
Depreciation	13,437	8,556
Amortization	16,390	3,550
Other, net	2,666	2,322

Cash provided by operating activities	101,559	57,770
Business acquisitions, net of cash acquired	(51,861)	(1,654)
Capital expenditures	(8,108)	(8,084)
Other, net	(3,521)	(1,969)

Cash used by investing activities	(63,490)	(11,707)
Debt payments, net	(34,954)	(45,800)
Issuance of common stock	28,873	--
Dividends	(10,678)	(8,284)
Other, net	10,876	5,340

Cash used by financing activities	(5,883)	(48,744)
Effect of exchange rate changes on cash	(4)	1,921

Net increase/(decrease) in cash and equivalents	32,182	(760)
Cash and equivalents, beginning of period	70,234	15,270

Cash and equivalents, end of period	$102,416	$14,510

Roper Industries, Inc. and Subsidiaries
Selected Segment Financial Data (unaudited)
(Amounts in thousands and percents of net sales)

	Three months ended September 30,				Nine months ended September 30,
	2004		2003		2004		2003
	Amount	%	Amount	%	Amount	%	Amount	%
Net sales:
Instrumentation	$50,751		$44,607		$149,578		$130,445
Industrial Technology	100,735		43,213		294,814		126,816
Energy Systems & Controls	42,807		41,621		111,145		105,260
Scientific & Industrial Imaging	45,848		42,623		137,678		125,041

Total	$240,141		$172,064		$693,215		$487,562

Gross profit:
Instrumentation	$28,049	55.3%	$26,316	59.0%	$85,809	57.4%	$76,223	58.4%
Industrial Technology	43,859	43.5%	19,926	46.1%	124,371	42.2%	58,576	46.2%
Energy Systems & Controls	21,468	50.2%	23,053	55.4%	58,059	52.2%	55,253	52.5%
Scientific & Industrial Imaging	26,195	57.1%	23,875	56.0%	76,785	55.8%	67,006	53.6%

Total	$119,571	49.8%	$93,170	54.1%	$345,024	49.8%	$257,058	52.7%

Operating profit*:
Instrumentation	$9,233	18.2%	$8,200	18.4%	$27,063	18.1%	$21,042	16.1%
Industrial Technology	22,451	22.3%	9,394	21.7%	59,862	20.3%	27,586	21.8%
Energy Systems & Controls	9,818	22.9%	10,636	25.6%	21,467	19.3%	19,591	18.6%
Scientific & Industrial Imaging	8,268	18.0%	8,097	19.0%	22,648	16.4%	20,796	16.6%

Total	$49,770	20.7%	$36,327	21.1%	$131,040	18.9%	$89,015	18.3%

Net Orders:
Instrumentation	$55,282		$45,144		$152,842		$126,930
Industrial Technology	101,875		40,315		291,185		127,892
Energy Systems & Controls	47,826		37,676		113,571		105,511
Scientific & Industrial Imaging	43,397		39,094		133,896		112,064

Total	$248,380		$162,229		$691,494		$472,397

*	Operating profit is before unallocated corporate general and administrative expenses. Such expenses were $4,350 and $3,806 for the three months ended September 30, 2004 and 2003, respectively, and $11,940 and $10,219 for the nine months ended September 30, 2004 and 2003, respectively.